Exhibit 99.1

IGM Biosciences Announces Closing of Initial Public Offering, Including Full

Exercise of Underwriters’ Option to Purchase Additional Shares

MOUNTAIN VIEW, CA — September 20, 2019 — IGM Biosciences, Inc. (Nasdaq: IGMS) today announced the closing of its initial public offering of 12,578,125 shares of its common stock at a price to the public of $16.00 per share, which includes the exercise in full by the underwriters of their option to purchase up to 1,640,625 additional shares. The shares began trading on The Nasdaq Global Select Market on September 18, 2019 under the symbol “IGMS.” IGM received gross proceeds, before deducting underwriting discounts and commissions and estimated offering expenses, of approximately $201.3 million.

Jefferies, Piper Jaffray, Stifel and Guggenheim Securities acted as joint book-running managers for the offering.

A registration statement relating to the offering was declared effective by the United States Securities and Exchange Commission on September 17, 2019. The offering was made only by means of a prospectus. A copy of the final prospectus relating to this offering may be obtained from: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com; Piper Jaffray & Co, Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, by telephone at (800) 747-3924 or by email at prospectus@pjc.com; Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, by telephone at (415) 364-2720 or by email at syndprospectus@stifel.com; or Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison, 8th Floor, New York, NY 10017, by telephone at (212) 518-9658 or by email at GSEquityProspectusDelivery@guggenheimpartners.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of that state or jurisdiction.

About IGM Biosciences, Inc.

Headquartered in Mountain View, California, IGM Biosciences is a biotechnology company focused on creating and developing engineered IgM antibodies for the treatment of cancer patients. Since 2010, IGM Biosciences has worked to overcome the manufacturing and protein engineering hurdles that have limited the therapeutic use of IgM antibodies. Through its efforts, IGM Biosciences has created a proprietary IgM technology platform for the development of IgM antibodies for those clinical indications where their inherent properties may provide advantages as compared to IgG antibodies.

CONTACT:

Argot Partners

David Pitts

212-600-1902

igmbio@argotpartners.com